_______________________________________________________________________________

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)                  July 28, 1994

Commission File Number Number 0-16839

                         PEOPLES FIRST CORPORATION
          (Exact name of registrant as specified in its charter)

          Kentucky                                               61-1023747
(State or other jurisdiction of                               (I R S Employer
 incorporation or organization)                             Identification No.)

100 South Fourth Street
Paducah, Kentucky                                                    42002-2200
(Address of principal exective offices)                              (Zip Code)

Registrant's telephone number, including area code:              (502) 441-1200


























______________________________________________________________________________1






Item 5.  OTHER EVENTS

On July 12, 1994 Peoples First Corporation (Peoples First) filed a registration statement under the Securities Act of 1933 on Form S-4 to register securites to be issued in connection with the acquisition of Libsab Bancorp, Inc. Previous-ly, on March 10, 1994, subsequent to the most recent fiscal year, Peoples First consummated a significant business combination accounted for by the pooling of interest method.

The acquisition of First Kentucky Bancorp, Inc. (First Kentucky), the parent company of First Kentucky Federal Savings Bank (Bank), Central City, Kentucky, into Peoples First Acquisition Corporation (Subsidiary), a wholly-owned subsidiary of Peoples First, became effective upon the filing of Articles of Merger with the Kentucky Secretary of State on March 10, 1994. The surviving Subsidiary acquired all the assets and assumed all the liabilities of First Kentucky. At the time of the acquisition, the principal asset of First Kentucky was the stock of the Bank.

Peoples First exchanged 929,794 shares of its common stock for all the out-standing shares of First Kentucky. Peoples First's common stock is traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) National Market System (NMS) under the symbol PFKY. The last trading price reported by NASDAQ on March 10, 1994, for PFKY was $27.00 per share. Peoples First generally intends to continue to use the assets acquired for the purpose of the general business conducted by a savings bank, their use immediately before the acquisition.

The following Supplemental Consolidated Financial Statements restate Peoples First's most recent fiscal year comparative historical consolidated financial statements to reflect the First Kentucky business combination.


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

Listed below are the financial statements, pro forma financial information and exhibits, if any, filed as a part of this report:

(a)  Financial statements of businesses acquired - Not applicable

(b)  Pro forma financial information - Not applicable

(c)  Exhibits

     (23.1) Consent of KPMG Peat Marwick









                                                                              2






Independent Auditors' Report
_______________________________________________________________________________
The Board of Directors and Stockholders
Peoples First Corporation

We have audited the accompanying supplemental consolidated balance sheets of Peoples First Corporation and subsidiaries as of December 31, 1993 and 1992, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplmental consolidated financial statements give retroactive effect to the merger of Peoples First Corporation and subsidiaries and First Kentucky Bancorp, Inc., on March 10, 1994, which has been accounted for as a pooling of interest as describe in the notes to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interest method in financial statements that do not included the date of consummation. Theses financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Peoples First Corporation and subsidiaries after financial statments covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples First Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in Note 1 to the supplemental consolidated financial statements, the Company changed its method of accounting for investment securities to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, at December 31, 1993.

/s/ KPMG Peat Marwick

St. Louis, Missouri
July 28, 1994                                                                 3







                                                       December 31, December 31,
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS                      1993         1992
_______________________________________________________________________________
(in thousands)

ASSETS
Cash and due from banks                                    $34,655      $37,952
Federal funds sold                                           2,100       13,750
Securities held for sale                                    67,431       41,859
Investment securities                                      246,096      290,384
Loans                                                      636,225      564,576
Allowance for loan losses                                   (9,818)      (8,016)
                                                         ---------    ---------
Loans, net                                                 626,407      556,560
Excess of cost over net assets
 of purchased subsidiaries                                  10,908       11,737
Premises and equipment                                      13,999       14,039
Other assets                                                13,300       13,904
                                                         ---------    ---------
                                                        $1,014,896     $980,185
                                                         =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Demand deposits                                          $73,029      $68,306
  Interest-bearing transaction accounts                    209,707      204,065
  Savings deposits                                          93,133       87,794
  Time deposits                                            497,664      499,911
                                                         ---------    ---------
                                                           873,533      860,076
Repurchase agreements                                       19,705       19,534
Federal funds purchased                                     12,600            0
Notes payable                                                9,747       12,320
Other liabilities                                            6,843        6,821
                                                         ---------    ---------
     Total liabilities                                     922,428      898,751

Stockholders' Equity
  Common stock                                               5,539        5,501
  Surplus                                                   30,851       29,704
  Retained earnings                                         54,990       46,432
  Unrealized appreciation of securities held
   for sale, net of deferred income tax                      1,246           --
  Debt on ESOP shares                                         (158)        (203)
                                                         ---------    ---------
                                                            92,468       81,434
                                                         ---------    ---------
                                                        $1,014,896     $980,185
                                                         =========    =========

Fair value of securities held for sale                     $67,431      $41,957
Fair value of investment securities                        255,606      298,964
Common shares issued and outstanding                         7,090        7,042

See accompanying notes to supplemental consolidated financial statements.     4





SUPPLEMENTAL CONSOLIDATED STATEMENTS                 Year Ended December 31,
 OF INCOME                                       1993         1992         1991
_______________________________________________________________________________
(in thousands except per share data)

INTEREST INCOME
Interest on Federal funds sold                   $295         $724       $2,188
Taxable interest on securities                 16,426       17,260       11,285
Nontaxable interest on securities               3,951        3,480        2,974
Interest and fees on loans                     50,863       48,491       46,381
                                               ------       ------       ------
                                               71,535       69,955       62,828
INTEREST EXPENSE
Interest on deposits                           31,699       36,062       38,277
Interest on repurchase agreements                 667          906          188
Other interest expense                          1,190          612          175
                                               ------       ------       ------
                                               33,556       37,580       38,640
                                               ------       ------       ------
Net Interest Income                            37,979       32,375       24,188
Provision for Loan Losses                       2,229        3,026        2,338
                                               ------       ------       ------
Net Interest Income after
 Provision for Loan Losses                     35,750       29,349       21,850

Noninterest Income                              5,641        5,566        3,769
Noninterest Expense                            25,828       22,626       16,136
                                               ------       ------       ------
Income Before Income Tax Expense               15,563       12,289        9,483
Income Tax Expense                              4,272        3,427        2,389
                                               ------       ------       ------
NET INCOME                                    $11,291       $8,862       $7,094
                                               ======       ======       ======

Net Income per Common Share
 and Common Share Equivalent                    $1.54        $1.32        $1.28

Cash Dividend per Common Share                   0.40         0.36         0.31















See accompanying notes to supplemental consolidated financial statements.     5






                                                                                  Unrealized
SUPPLEMENTAL CONSOLIDATED STATEMENTS           Common                  Retained   securities         ESOP
 OF CHANGES IN STOCKHOLDERS' EQUITY             stock      Surplus     earnings appreciation         debt        Total
______________________________________________________________________________________________________________________
(in thousands, except per data)
BALANCE AT DECEMBER 31, 1990
  As orginally reported                        $3,716       $8,699      $27,359           --           $0      $39,774
  Adjustment to reflect pooling
   of interest                                                            6,576                                  6,576
                                               ------       ------       ------       ------       ------       ------
  Restated for pooling of interest              3,716        8,699       33,935           --            0       46,350
Net income                                                                7,094                                  7,094
Cash dividends declared ($0.31 per share)                                (1,479)                                (1,479)
Initial stock offering, mutual savings
 bank association conversion                      726        2,425                                   (254)       2,897
Stock issued pursuant to shareholder
 and employee plans                                37          376                                                 413
                                               ------       ------       ------       ------       ------       ------
BALANCE AT DECEMBER 31, 1991                    4,479       11,500       39,550           --         (254)      55,275
Net income                                                                8,862                                  8,862
Cash dividends declared ($0.36 per share)                                (1,980)                                (1,980)
Stock issued pursuant to shareholder
 and employee plans                                71          897                                                 968
Reduction of ESOP debt                                                                                 51           51
Stock issued in acquisition                       951       17,307                                              18,258
                                               ------       ------       ------       ------       ------       ------
BALANCE AT DECEMBER 31, 1992                    5,501       29,704       46,432           --         (203)      81,434
Net income                                                               11,291                                 11,291
Cash dividends declared
  Common ($0.40 per share)                                               (2,452)                                (2,452)
  By pooled company prior to merger                                        (281)                                  (281)
Stock issued pursuant to shareholder
 and employee plans                                38        1,147                                               1,185
Reduction of ESOP debt
Adjustment of securities held for                                                                      45           45
 sale to fair value                                                                    1,246                     1,246
                                               ------       ------       ------       ------       ------       ------

BALANCE AT DECEMBER 31, 1993                   $5,539      $30,851      $54,990       $1,246        ($158)     $92,468
                                               ======       ======       ======       ======       ======       ======











See accompanying notes to supplemental consolidated financial statements.     6




SUPPLEMENTAL CONSOLIDATED STATEMENTS                              Year Ended December 31,
 OF CASH FLOWS                                                1993         1992         1991
____________________________________________________________________________________________
(in thousands)
OPERATING ACTIVITIES
Net income                                                 $11,291       $8,862       $7,094
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                            2,141        1,689          942
    Net (discount accretion) premium
     amortization                                            1,909        1,712            5
    Provision for loan losses                                2,229        3,026        2,338
    Net (increase) decrease in loans
     held for sale                                             737       (1,241)          --
    Provision for deferred income taxes                     (1,223)        (858)        (152)
    Other, net                                               1,882           60         (228)
                                                            ------       ------       ------
Net Cash Provided by Operating
  Activities                                                18,966       13,250        9,999

INVESTING ACTIVITIES
Net decrease in Federal funds sold                          11,650       10,050        3,700
Proceeds from sales of securities
  held for sale                                              2,536       25,993        3,175
Proceeds from maturities of securities
  held for sale                                              2,500        1,950           --
Proceeds from maturities of investment
  securities                                                50,991       64,107       30,788
Principal collected on mortgage-backed
  securities held for sale                                   4,619          572           --
Principal collected on mortgage-backed
  investment securities                                     30,218       18,440        4,384
Purchase of securities held for sale                       (10,928)      (3,527)          --
Purchase of investment securities                          (61,142)    (128,289)     (79,659)
Net increase in loans                                      (73,532)     (19,766)     (14,712)
Purchases of premises and equipment                         (1,217)        (948)        (849)
Net cash paid for acquisition
  of subsidiary                                                 --       (7,454)          --
                                                            ------       ------       ------
Net Cash Used by Investing Activities                      (44,305)     (38,872)     (53,173)











See accompanying notes to supplemental consolidated financial statements.     7




SUPPLEMENTAL CONSOLIDATED STATEMENTS                              Year Ended December 31,
 OF CASH FLOWS - CONTINUED                                    1993         1992         1991
____________________________________________________________________________________________
(in thousands)
FINANCING ACTIVITIES
Net increase in deposits                                    13,456       30,953       16,226
Net increase (decrease) in repurchase
  agreements                                                   171       (5,355)      23,890
Net increase in Federal funds purchased                     12,600            0            0
Proceeds from notes payable borrowings                       6,200        2,700           54
Repayments of notes payable                                 (8,753)        (743)         (14)
Proceeds from issuance of common stock                         661          522        3,292
Cash dividends paid                                         (2,293)      (1,633)      (1,208)
                                                            ------       ------       ------
Net Cash Provided by Financing Activities                   22,042       26,444       42,240
                                                            ------       ------       ------
Cash and Cash Equivalents
  Increase (Decrease)                                       (3,297)         822         (934)
  Beginning of Year                                         37,952       37,130       38,064
                                                            ------       ------       ------
  End of Year                                              $34,655      $37,952      $37,130
                                                            ======       ======       ======

SUPPLEMENTAL DISCLOSURES
Cash paid for interest expense                             $33,904      $38,328      $38,981
Cash paid for income tax                                     5,805        4,024        2,529

NONCASH INVESTING AND FINANCING TRANSACTIONS
Other real estate transferred
  from loans, net                                              544          101          327
Dividends reinvested                                           439          347          271
Notes payable issued in acquisition
  of subsidiary                                                 --       10,025           --
Common stock issued in purchase
  acquisition of subsidiary                                     --       18,258           --
















See accompanying notes to supplemental consolidated financial statements.     8




1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Peoples First Corporation (Company) through its subsidiaries, Peoples First National Bank and Trust Company, First Liberty Bank, First National Bank of LaCenter, Salem Bank, Inc., Bank of Murray and First Kentucky Federal Savings Bank, provides a full range of banking services to individual and corporate customers in the western Kentucky and contiguous interstate area. The Company and the subsidiary banks are subject to the regulations of various Federal and state agencies and undergo periodic examination by regulators.

The accounting policies and reporting practices of the Company are based upon generally accepted accounting principles and conform to predominant practices within the banking industry. In preparing financial statements, management is required to make assumptions and estimates which affect the Company's reported amounts of assets and liabilities and the results of operations. The more significant policies are summarized below.

PRINCIPLES OF CONSOLIDATION
The supplemental consolidated financial statements include the accounts of the parent company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

As further described below, the Company acquired First Kentucky Bancorp, Inc. (First Kentucky) on March 10, 1994 under the pooling of interest method of accounting. The Supplemental Consolidated Financial Statements present the combined operations of the Company and First Kentucky. Since the preacquisition year end for First Kentucky was September 30, for which audited financial statements were prepared, the Supplemental Consolidated Financial Statements for December 31, 1993, 1992 and 1991 consist of the Company for the twelve months ended December 31, combined with First Kentucky for the twelve months ended the previous September 30, for the respective years.

RESTATEMENTS
The Supplemental Consolidated Financial Statements give retroactive effect to the First Kentucky transaction and, as a result, the Supplemental Consolidated Statements of Income, Balance Sheets and Statements of Cash Flows are presented as if the combining companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the Supplemental Consolidated Statements will become the historical consolidated financial statements upon issuance of the consolidated financial statements for the period that includes the date of the transaction. The Supplemental Consolidated Statements of Changes in Stockholders' Equity reflect the accounts of the Company as if the appropriate amount of common stock issued in the First Kentucky acquisition was outstanding effective June 18, 1991, the date First Kentucky made its initial public offering of common stock. The Supplemental Consolidated Statements, including the notes thereto, should be read in conjunction with historical consolidated financial statements of the Company included in its Annual Report on Form 10-K.

SECURITIES HELD FOR SALE AND INVESTMENT SECURITIES
The Company adopted Financial Accounting Standard No. 115 "Accounting for Cer-tain Investments in Debt and Equity Securities" (FAS 115) as of the end of 1993. This new accounting policy expands the use of fair value accounting for secur-ities for which there is not a positive intent and ability to hold to maturity. At acquisition, FAS 115 requires that securities be classified into one of three catergories: trading, held for sale or investment. Trading securities are bought and held principally with the intention of selling them in the near term. The Company has no trading securities. Investment securities are those securi-ties for which the Company has the ability and intent to hold until maturity. All other debt securities are classified as held for sale. There was no effect of this change on 1993 net income.

Securities held for sale are stated at fair value for December 31, 1993 and at the lower of amortized cost or market for December 31, 1992. Fair value is based on market prices quoted in financial publications or other independent sources. Subsequent to adoption of FAS 115, net unrealized gains or losses are excluded from earnings and reported, net of deferred income taxes, as a separate component of stockholders' equity until realized. The adjusted cost of the specific security held for sale that is sold is used to compute any gain or loss upon sale.

Investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income on the level-yield method. Gain or loss is recorded when realized on a specific identity basis or when, in the opinion of management, an unrealized loss is other than temporary in nature. Mortgage-backed securities represent a significant portion of the investment security portfolio. Amortization of pre-miums and accretion of discounts on mortgage-backed securities are analyzed in relation to the corresponding prepayment rates, both historical and estimated, using a method which approximates the level-yield method.

Transfers of debt securities between categories are recorded at fair value at the date of transfer. Unrealized gains or losses associated with transfers of debt securities from the investment to the held for sale category are recorded and maintained as a separate component of stockholders' equity. The unrealized gains or losses included as a separate component of stockholders' equity for debt securities transferred to the investment from the held for sale category are maintained and amortized into earnings over the remaining life of the debt securities as an adjustment to yield in a manner consistent with the amortiza-tion or accretion of premiums or discounts on the associated securities.

At the end of the third quarter of 1992, the Company evaluated the conditions under which it might sell any of its debt securities. As a result, management decided that certain types of debt securities might be sold in the future as part of the Company's efforts to manage interest rate risk or in response to changes in interest rates or other economic factors. Based upon this decision, the Company classified these selected securities as held for sale. At December 31, 1992 (prior to adoption of FAS 115), debt securities classified as held for sale were stated at the lower of amortized cost or market.

LOANS RECEIVABLE
Loans receivable held for investment are carried at cost, as the Company has the ability and it is management's intention to hold them to maturity. Interest on commercial and real estate mortgage loans is accrued if deemed collectible and credited to income based upon the principal amount outstanding. Consumer installment loans are generally made on a discount basis. The unearned discount attributable to these loans is credited to income using a method which approxi-mates the level yield method. Mortgage loans originated principally under programs with the Government National Mortgage Association (GNMA) or the Federal National Mortgage Association (FNMA) and held for sale, are carried at the lower of cost or market value.

The Company evaluates the collectibility of both contractual interest and contractual principal of all receivables when assessing the need for a loss accrual. When in the opinion of management the collection of interest on a loan is unlikely or when either principal or interest is past due over 90 days, that loan is generally placed on nonaccrual status and interest is not recognized unless received in cash. When a loan is placed in nonaccrual status, accrued interest for the current period is reversed and charged against earnings and accrued interest from prior periods is charged against the allowance for loan losses. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current. Interest payments received on nonaccrual loans are applied to principal if there is any doubt as to the collectibility of total principal, otherwise these payments are recorded as interest income.

ALLOWANCE FOR LOAN LOSSES
The allowance is increased by provisions for loan losses charged to operations and is maintained at an adequate level to absorb estimated credit losses associated with the loan portfolio, including binding commitments to lend and off-balance sheet credit instruments. At the end of each quarter, or more frequently if warranted, management uses a systematic, documented approach in determining the appropriate level of the allowance for loan losses.

Management's approach provides for general and specific allowances and is based upon current economic conditions, past losses, collection experience, risk characteristics of the loan portfolio, assessment of collateral values and such other factors which in management's judgement deserve current recognition in estimating potential loan losses.

During May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FAS 114), which is effective for fiscal years beginning after December 15, 1994. FAS 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company is currently evaluating when and how it will adopt FAS 114, as well as the possible financial impact to the Company.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. Esti-mated useful lives on buildings range from ten to thirty years and two to ten years on equipment. Leasehold improvements are amortized over the term of the related leases. Expenditures for major renewals and betterments of premises and equipment are capitalized and those for maintenance and repairs are expensed as incurred.

OTHER REAL ESTATE
Real estate acquired through foreclosure or deed in lieu of foreclosure is in-cluded in other assets, and is recorded at the lower of cost or the property's fair value at the time of foreclosure less estimated disposal costs, if any. The excess of cost over fair value of other real estate at the date of acquisition is charged to the allowance for loan losses. Subsequent reductions in carrying value to reflect current fair value and any other period costs are charged to expense as incurred. In-substance foreclosed assets are accounted for the same as foreclosed assets.

INCOME TAXES
Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109), was issued by the Financial Accounting Standards Board in February 1992, to be effective January 1, 1993 with earlier adoption encouraged. The Company elected to adopt the new standard effective January 1, 1992 on a prospective basis. FAS 109 provides for the recognition of a current tax liability or asset for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carry-forwards. The measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax laws. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based upon management's judgement of available evidence, are not expected to be realized.

The deferred method of accounting for income taxes under APB Opinion 11, which applied in 1991 and prior years, requires the recognition of deferred income taxes for income and expense items that are reported in different years for financial reporting purposes and for income tax purposes using the tax rate applicable for the year of the calculation. Under this method, deferred taxes are not adjusted for subsequent changes in tax rates.

The significant components of deferred tax assets and liabilities are principally related to provisions for loan losses, amortization of premiums on debt securities, depreciation and deferred compensation.

NET INCOME PER COMMON SHARE AND COMMON SHARE EQUIVALENT
Net income per common share and common share equivalent is determined by divid-ing net income by the weighted average number of common shares actually out-standing and common stock equivalents pertaining to common stock options. Earnings of First Kentucky are excluded from the net income per common share calculation from October 1, 1990 through June 18, 1991, the date First

Kentucky made its Initial public offering of common stock. Also on June 18, 1991, First Kentucky Federal Savings bank, a wholly-owned subsidiary of First Kentucky, converted from a federally chartered mutual savings bank to a feder-ally chartered stock savings bank. The average number of shares outstanding including common stock equivalents for 1993, 1992 and 1991 were 7,337,528, 6,690,484 and 5,152,988, respectively. The computations of average shares outstanding is based upon the new number of shares outstanding as a result of a two-for-one stock split effected on January 4, 1994. Common stock equivalents have no material dilutive effect.

CASH AND CASH EQUIVALENTS
For purposes of the statement of cash flows, the Company considers all cash and due from banks to be cash equivalents.

PURCHASE ACCOUNTING
In accordance with the purchase method of accounting, the assets and liabilities of purchased institutions are stated at estimated fair values at the date of acquisition less accumulated amortization and depreciation. Intangible assets related to purchased banks are amortized primarily on the straight-line method over a fifteen year period.

RECLASSIFICATIONS
Certain amounts in the 1992 and 1991 consolidated financial statements have been reclassified to conform with the 1993 presentation.

2.  BUSINESS COMBINATIONS
On May 4, 1992, the Company consummated the acquisition of an additional banking organization, Bank of Murray. At acquisition, the bank had total assets of approximately $235.3 million. The purchase price of approximately $42.4 million consisted of 1,217,246 shares of the Company's common stock, $10.0 million of subordinated two-year notes with an interest rate of 7.25% and $14.1 million in cash. The transaction was accounted for using the purchase method of accounting. The results of operations of the acquired entity are included in the supplemental consolidated financial statements subsequent to its acquisition date and the excess of the cost over fair value of the net assets acquired, $11.9 million, is being amortized over fifteen years on a straight-line basis. The following table presents unaudited pro forma results of operations for the years ended December 31, 1992 and 1991, assuming the purchase of Bank of Murray had taken place on January 1, 1991:

Pro Forma Statements of Income (unaudited)
Year Ended December 31,                                       1992         1991
_______________________________________________________________________________
(in thousands, except per share data)

Interest income                                            $75,221      $80,262
Interest expense                                            41,059       51,066
                                                            ------       ------
Net interest income                                         34,162       29,196
Provision for loan losses                                    3,499        2,798
                                                            ------       ------
Net interest income after
 provision for loan losses                                  30,663       26,398
Noninterest income                                           5,989        4,912
Noninterest expense                                         24,916       22,030
                                                            ------       ------
Income before income tax expense                            11,736        9,280
Income tax expense                                           3,315        2,299
                                                            ------       ------
Net income                                                  $8,421       $6,981
                                                            ======       ======
Net income per common share
  and common share equivalent                                $1.22        $1.15
_______________________________________________________________________________

This pro forma information is not necessarily indicative of the actual results of operations which would have occurred had the acquisition of Bank of Murray been consummated as of January 1, 1991, nor is it necessarily indicative of future operating results.

On February 24, 1994, the Company entered into an affiliation agreement with Libsab Bancorp, Inc. (Libsab), the bank holding company for Liberty Bank & Trust Company of Mayfield, Kentucky. The agreement was subsequently amended on April 15, 1994. The agreement, as amended, is subject to the approval of Libsab shareholders and regulators. The Company will issue 1,078,000 shares of the Company's stock for all the outstanding stock of Libsab. Liberty Bank
& Trust Company is a commercial bank with total assets of approximately $140.9 million at December 31, 1993 that is well established in western Kentucky with its principal office in Mayfield, Kentucky. The business combination will be accounted for as a pooling of interest. Consummation of the transaction is expected to occur in the third quarter of 1994.

3.  CASH AND DUE FROM BANKS
The Company's bank subsidiaries are required to maintain certain reserve balances in accordance with Federal Reserve Board requirements. The reserve balances maintained in accordance with such requirements as of December 31, 1993 and 1992 were $6,991,000 and $6,565,000, respectively.

4.  SECURITIES HELD FOR SALE AND INVESTMENT SECURITIES
The amortized cost and fair value of securities held for sale as of December 31, 1993 and 1992 are summarized as follows:

                                                Gross        Gross
Securities Held For Sale       Amortized   unrealized   unrealized         Fair
December 31, 1993                   cost        gains       losses        value
_______________________________________________________________________________
(in thousands)

U.S. treasury and agencies       $31,700       $1,788           $0      $33,488
Mortgage-backed securities        33,844          189          (90)      33,943
                                  ------       ------       ------       ------
                                 $65,544       $1,977         ($90)     $67,431
                                  ======       ======       ======       ======

                                                Gross        Gross
Securities Held For Sale       Amortized   unrealized   unrealized         Fair
December 31, 1992                   cost        gains       losses        value
_______________________________________________________________________________
(in thousands)

U.S. treasury and agencies       $16,319         $422         ($25)     $16,716
Mortgage-backed securities        25,540           74         (373)      25,241
                                  ------       ------       ------       ------
                                 $41,859         $496        ($398)     $41,957
                                  ======       ======       ======       ======

The amortized cost and fair value of investment securities as of December 31, 1993 and 1992 are summarized as follows:

                                                Gross        Gross
Investment Securities          Amortized   unrealized   unrealized         Fair
December 31, 1993                   cost        gains       losses        value
_______________________________________________________________________________
(in thousands)

U.S. treasury and agencies       $74,929       $1,908          ($1)     $76,836
Mortgage-backed securities        97,081        2,148          (62)      99,167
State and political
 subdivisions                     64,085        5,316          (18)      69,383
Other                             10,001          312          (93)      10,220
                                 -------      -------      -------      -------
                                $246,096       $9,684        ($174)    $255,606
                                 =======      =======      =======      =======

                                                Gross        Gross
Investment Securities          Amortized   unrealized   unrealized         Fair
December 31, 1992                   cost        gains       losses        value
_______________________________________________________________________________
(in thousands)

U.S. treasury and agencies      $133,839       $2,704        ($312)    $136,231
Mortgage-backed securities        89,603        2,872          (59)      92,416
State and political
 subdivisions                     58,488        3,226          (31)      61,683
Other                              8,454          180            0        8,634
                                 -------      -------      -------      -------
                                $290,384       $8,982        ($402)    $298,964
                                 =======      =======      =======      =======

Proceeds from sales of debt securities during 1993, 1992 and 1991 were $2,536,445, $25,993,188 and $3,174,840, respectively. Gross gains of $40,577,
$593,181 and 28,356 were realized on those sales during 1993, 1992 and 1991, respectively, and gross losses of $3,158 were realized on those sales during 1991.

The amortized cost, estimated fair value and the weighted average yield of securities held for sale and investment securities at December 31, 1993, by contractual maturity, are shown below. Actual maturities will differ from the depicted maturities because of the borrowers' right to call or prepay obliga-tions with or without prepayment penalties. Contractual maturities are not meaningful for mortgage-backed securities, which are particularly exposed to prepayments in the current interest rate environment. Management evaluates, on an on-going basis, the potential maturities for asset/liability purposes. Yields on tax-exempt obligations have not been computed on a tax-equivalent basis.

Securities Held for Sale Portfolio                                     Weighted
  Maturity Distribution                     Amortized         Fair      average
December 31, 1993                                cost        value        yield
_______________________________________________________________________________
(in thousands)

U.S. treasury and agencies
  1 year or less                               $9,020       $9,096         6.58%
  Over 1 through 5 years                        7,865        8,033         5.50
  Over 5 through 10 years                      14,814       16,359         6.70
  Over 10 years                                    --           --           --
Mortgage-backed securities                     33,845       33,943         5.68
                                               ------       ------
                                              $65,544      $67,431         6.01%
                                               ======       ======

Investment Securities Portfolio                                        Weighted
  Maturity Distribution                     Amortized         Fair      average
December 31, 1993                                cost        value        yield
_______________________________________________________________________________
(in thousands)

U.S. treasury and agencies
  1 year or less                              $30,472      $30,858         5.95%
  Over 1 through 5 years                       44,457       45,977         6.20
  Over 5 through 10 years                          --           --           --
  Over 10 years                                    --           --           --
Mortgage-backed securities                     97,081       99,167         6.33
State and political sudivisions
  1 year or less                                5,619        5,682         5.43
  Over 1 through 5 years                       18,185       19,535         6.43
  Over 5 through 10 years                      19,825       22,158         6.63
  Over 10 years                                20,456       22,009         6.65
Other
  1 year or less                                2,364        2,394         6.35
  Over 1 through 5 years                        6,003        6,285         6.92
  Over 5 through 10 years                          38           35         7.50
  Over 10 years                                 1,596        1,506         4.74
                                              -------      -------
                                             $246,096     $255,606         6.36%
                                              =======      =======

At December 31, 1993 and 1992, securities with carrying values of approximately $105,315,000 and $94,794,000, respectively, were pledged to secure repurchase agreements, public and trust deposits and for other purposes as required by law.

5.  LOANS
The Company's lending activities are concentrated primarily in the contiguous interstate area of western Kentucky, southern Illinois, northwestern Tennessee and southeastern Missouri. The loan portfolio is well diversified and consists of business loans extending across many industry types, as well as loans to individuals. As of December 31, 1993 and 1992, total loans to any group of customers engaged in similar activities and having similar economic character-istics, as defined by standard industrial classifications, did not exceed 10% of total loans.

Major classification of loans are as follows:

December 31,                                                  1993         1992
_______________________________________________________________________________
(in thousands)

Commercial:
  Manufacturing                                             $8,295       $8,671
  Retail                                                    43,981       40,511
  Wholesale                                                 21,547       17,305
  Health services                                           14,734       16,836
  Financial institutions                                     1,220        2,079
  Agricultural                                              21,169       20,724
  Transportation, moving
   and warehousing                                          12,939        8,107
  Contractors                                                7,566        9,046
  Hotels and motels                                         17,979       12,452
  Shopping centers and apartments                           33,942       28,430
  Recreational                                               2,480        4,634
  Real estate development                                    1,559        1,332
  Other                                                     41,995       37,041
                                                           -------      -------
                                                           229,406      207,168

One-to-four family residential mortgage                    251,161      225,850
Manufactured housing loans                                  35,022       28,342
Installment loans                                          119,814      105,516
Consumer revolving credit                                    3,924        3,323
Other                                                        5,685        3,075
                                                           -------  -----------
                                                           645,012      573,274
Unearned income                                             (8,787)      (8,698)
                                                           -------      -------
                                                          $636,225     $564,576
                                                           =======      =======

The Company evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, income producing commercial properties, real estate mortgages and other property owned by the borrowers.

Nonaccrual and renegotiated loans totaled $3,656,424 and $5,141,403 at December 31, 1993 and 1992, respectively.

Allowance for Loan Losses
Year Ended December 31,                          1993         1992         1991
_______________________________________________________________________________
(in thousands)

Balance at beginning of year                   $8,016       $5,965       $5,418
Balance of purchased subsidiary
 bank at acquisition                               --        1,485           --
Provision charged to expense                    2,229        3,026        2,338
Loans charged off                                (981)      (2,815)      (1,993)
Recoveries of loans
 previously charged off                           554          355          202
                                                -----        -----        -----
Net loans charged off                            (427)      (2,460)      (1,791)
                                                -----        -----        -----
Balance at end of year                         $9,818       $8,016       $5,965
                                                =====        =====        =====

Certain officers and directors of Peoples First Corporation and its subsidiaries and certain corporations and individuals related to them incurred indebtedness in the form of loans as customers. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. The activity of these loans is summarized below:

Loans to Officers and Directors
Year Ended December 31,                                       1993         1992
_______________________________________________________________________________
(in thousands)

Balance at beginning of year                               $15,034      $13,438
Additions                                                    5,326        2,382
Repayments                                                  (1,229)        (786)
                                                             -----        -----
Balance at end of year                                     $19,131      $15,034
                                                            ======       ======

6.  PREMISES AND EQUIPMENT
A summary of premises and equipment is as follows:

Premises and Equipment
December 31,                                                  1993         1992
_______________________________________________________________________________
(in thousands)

Land                                                        $1,986       $1,986
Buildings                                                   14,676       14,691
Equipment                                                    8,422        7,914
Leasehold improvements                                         217          217
Construction in progress                                       182           --
                                                            ------       ------
                                                            25,483       24,808
Accumulated depreciation                                   (11,484)     (10,769)
                                                            ------       ------
                                                           $13,999      $14,039
                                                            ======       ======

The amount of depreciation and amortization related to premises and equipment that was charged to operating expenses in 1993, 1992 and 1991 was $1,230,352, $1,020,925 and $826,942 respectively.

7.  NOTES PAYABLE
The Company issued unsecured, subordinated, short-term notes on May 4, 1992 in connection with an acquisition of a subsidiary bank. The balance outstanding at December 31, 1993 and 1992 was $5,012,500 and $10,025,000, respectively.
Interest is payable quarterly at the annual rate of 7.25%. The remaining prin-cipal amount is due and payable on May 4, 1994.

In May 1993, the Company obtained a $10,200,000 loan commitment from a regional bank, which was used to retire short-term notes and other bank debt. The balance outstanding at December 31, 1993 and 1992 was $4,576,792 and $2,076,792, respectively, and is secured by the pledge of the outstanding stock of a subsidiary bank (Bank of Murray). The note agreement contains various financial covenants pertaining to levels of net worth and indebtedness. The Company was in compliance with all such covenants at December 31, 1993. Interest is payable quarterly at the lender's prime rate which can be adjusted daily (6.00% at December 31, 1993 and December 31, 1992). The note provides for quarterly principal payments of $261,604 and a final maturity in May 2004.

One of the Company's subsidiaries is obligated to pay, through annual contri-butions and dividends to their Employee Stock Ownership Plan, a note payable to a regional financial institution. An original amount of $253,570 was borrowed in May, 1991. The balance outstanding at December 31, 1993 and 1992 was $158,481 and $202,856, respectively. The loan is secured by the pledge of certain shares of the subsidiary stock. Interest is payable quarterly at the lender's prime rate less 0.50% which can be adjusted daily (7.00% at December 31, 1993 and December 31, 1992). The note provides for annual principal payments of $25,357 and a final maturity in May 2001.

At December 31, 1993, the Company's lead bank had available up to $10.5 million and the Company's savings bank subsidiary had available $4.6 million from the Federal Home Loan Bank (FHLB) of Cincinnati which could be used for short-term funding and other requirements. Certain single-family mortgage loans totaling approximately $86.4 million and debt securities with a total carrying value of approximately $14.4 were pledged to secure the line of credit. The arrangement is subject to periodic review and cancellation by either party. There was no outstanding indebtedness to the FHLB at December 31, 1993 and 1992.

8.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These off-balance-sheet financial instruments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the financial instruments may expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. Commitments to extend credit and standby letters of credit are subject to the same underwriting and collater-alizing standards as on-balance-sheet items.

Contractual commitments to extend credit and standby letters of credit at December 31, 1993 and 1992 are summarized as follows:

Financial Instruments with
  Off-Balance-Sheet Risk
December 31,                                                  1993         1992
_______________________________________________________________________________
(in thousands)

Contractual commitments to extend credit                   $79,229      $76,834
Standby letters of credit                                    3,231        2,847

9.  EMPLOYEE BENEFITS
The Company maintains two noncontributory Employee Stock Ownership Plans (ESOP) and an employer matching 401(k) Plan which was made available to employees in 1991. The plans cover substantially all of the Company's employees.

Employer contributions to the ESOPs are determined annually by the Company's board of directors and were $195,357, $170,357 and $143,157 for the years ended 1993, 1992 and 1991, respectively. The ESOP's investments include 268,080 and 262,848 shares of the Company's common stock at December 31, 1993 and 1992, respectively.

During November 1993, the American Institute of Certified Public Accountants issued Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" (SOP 93-6), which is effective for for fiscal years beginning after December 15, 1993. SOP 93-6 replaces existing accounting guidance and will significantly change the accounting for companies that maintain a leveraged employee stock ownership plan (ESOP). Management has not yet evaluated the potential impact of SOP 93-6 on the Company's financial condition or results of operations.

Under the 401(k) Plan, participants may voluntarily contribute a percentage of their salary through payroll deductions. The Company is currently committed to make contributions to the 401(k) Plan annually in an amount equal to 100% of the first 3% contribution of each participant's base salary. For the years ended December 31, 1993, 1992 and 1991, the Company's required matching contribution amounted to $184,472, $148,665 and $113,249, respectively. Employees have four investment options in which their contributions may be invested.

In accordance with the terms of the acquisition, as described in Note 2., Bank of Murray's defined benefit plan was terminated and their employees became eli-gible to participate in the Company's ESOP and 401(k) plans during 1992. The fair value of Bank of Murray's defined benefit plan assets, which were distri-buted to plan participants in 1993, exceeded the actuarial present value of all accrued benefits. The plan termination had no financial effect on the Company.

Post retirement benefits other than pensions are not provided for the Company's employees. Eligible retired employees may for a period of time maintain certain health care benefits through policies of the Company at the employee's expense. There was no cost for employee benefits for retired employees in 1993, 1992 and 1991.

10.  CAPITAL STOCK
On December 15, 1993, the Company's Board of Directors announced a common stock split to be effected on January 4, 1994 by the issuance of shares equal to 100% of the previously outstanding shares. All shares outstanding and per share amounts have been adjusted to reflect the two-for-one stock split.

The Company has ten million authorized shares of no par, $0.7812 stated value common stock. At December 31, 1993 and 1992, 820,322 shares and 854,234 shares, respectively, of an original authorization of of 1,040,000 shares were reserved for issuance under the Peoples First Corporation Share Owner Dividend Reinvest-vestment and Stock Purchase Plan. In addition, at December 31, 1993 and 1992, 31,820 shares and 114,420 shares, respectively, of an original authorization of 600,000 shares were reserved for issuance under the Peoples First Corporation 1986 Stock Option Plan.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
The Plan provides for sale from shares reserved of unissued authorized shares of the Company's common stock, at market value, to existing shareholders. All shareholders may purchase stock with optional payments up to $500 but not less than $100 per dividend payment cycle. Participating shareholders owning a minimum of 500 common shares may reinvest all or part of cash dividends. At December 31, 1993, a total of 219,678 shares have been issued pursuant to the plan, of which 33,912 shares were issued during 1993.
                                                                             22






STOCK OPTION PLAN
The Plan authorizes the granting to key employees of the Company incentive stock options and nonqualified stock options to purchase common stock of the Company at market value at the time the options are granted. Shares sold under the Plan may be either unissued authorized shares or shares reacquired by the Company. Options granted under the plan are exercisable, subject to vesting and other requirements, at varying times from the first through the tenth year after the grant date. Optionees may exercise their options with cash or with shares of the Company's common stock. Of the 446,960 shares under option outstanding at December 31, 1993, a total of 202,600 shares were currently exercisable, compared to a total of 156,152 shares exercisable at December 31, 1992.

                                                            Number      Option price
Stock Option Plan Activity                               of shares   range per share
____________________________________________________________________________________
Outstanding at December 31, 1990                           321,400   $5.00 - $7.66
  Granted                                                   76,600    9.38
  Exercised                                                (15,920)   5.00 -  7.66
  Expired                                                  (20,160)   7.62 -  9.38
                                                           -------
Outstanding at December 31, 1991                           361,920    5.00 -  9.38
  Granted                                                   86,300   12.38
  Exercised                                                (69,240)   5.00 -  9.38
  Expired                                                        0
                                                           -------
Outstanding at December 31, 1992                           378,980    5.00 - 12.38
  Granted                                                   89,000   16.25 - 16.88
  Exercised                                                (14,620)   7.41 - 12.38
  Expired                                                   (6,400)   7.46 - 12.38
                                                           -------
Outstanding at December 31, 1993                           446,960   $5.00 -$16.88
                                                           =======

LIQUIDATION ACCOUNT
In connection with the Company's savings bank subsidiary conversion from mutual to stock form of ownership during 1991, the subsidiary established a liquidation account in the amount of $6,750,000 for the purpose of granting to elibible account holders a priority in the event of future liquidation. Only in such an event, an elibible account holder who continues to maintain a savings account will be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account decreases in an amount proportionately corresponding to decreases in the savings account balances of the elibible account holders.

11.  DIVIDEND LIMITATIONS
Subsidiary bank dividends are the principal source of funds for payment of dividends by the Company to its shareholders. National banks, federally chartered savings banks and banks chartered by the State of Kentucky are prohibited from paying dividends in excess of respective regulatory formulas, which are generally based upon current year income as well as retained income from the two preceding years in some circumstances unless prior Federal or state regulatory approval is obtained. At December 31, 1993, approximately

$15.2 million in retained earnings of Peoples First Corporation's subsidiary banks were available for the payment of dividends to the Company without regulatory approval or without reducing the capital of the respective subsidiary banks below present minimum regulatory standards.

12.  INCOME TAXES
The current and deferred portions of income tax expense were as follows:

Year Ended December 31,                          1993         1992         1991
_______________________________________________________________________________
(in thousands)

Current taxes                                  $5,495       $4,285       $2,541
Deferred taxes                                 (1,223)        (858)        (152)
                                                -----        -----        -----
Income tax expense                             $4,272       $3,427       $2,389
                                                =====        =====        =====

As discussed in Note 1, the Company adopted FAS 109 as of January 1, 1992, changing the method of computing deferred taxes on a prospective basis. No cumulative adjustment was required for the adoption of FAS 109.

The Company and its subsidiaries file a consolidated Federal income tax return. Deferred taxes result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The sources of these differences and the tax effect of each were as follows:

Year Ended December 31,                          1993         1992         1991
_______________________________________________________________________________
(in thousands)

Provision for loan losses                       ($893)       ($240)       ($148)
Amortization of security premiums                (399)        (431)           0
Accretion of security discounts                    (8)         (67)          (3)
Interest income on nonaccrual loans                98            0            0
Deferred compensation                             (54)         (31)         (39)
Depreciation                                       (8)         (14)           4
Other real estate owned                            (3)        (104)           0
Other, net                                         44           29           34
                                                -----        -----        -----
Deferred income taxes                         ($1,223)       ($858)       ($152)
                                                =====        =====        =====

The following is a reconciliation between the amount of income tax expense and the amount of tax computed by applying the statutory Federal income tax rates:

Year Ended December 31,                          1993         1992         1991
_______________________________________________________________________________
(in thousands)

Tax computed at statutory rates                $5,321       $4,179       $3,224
Increase (decrease) in taxes
  resulting from:
    Tax-exempt income                          (1,396)      (1,178)        (929)
    Goodwill amortization                         290          192           12
    Other, net                                     57          234           82
                                                -----        -----        -----
Income tax expense                             $4,272       $3,427       $2,389
                                                =====        =====        =====

Enacted in September, 1993, the Revenue Reconciliation Act of 1993 was a change in the tax laws that raised the Company's top income tax rate. Adjustment to the deferred tax asset required by this rate change was insignificant. Not all temporary differences are accounted for through income tax expense on the state-ments of income. The tax effects of temporary differences, that give rise to significant elements of the deferred tax assets and deferred tax liabilities are as follows:

December 31,                                                  1993         1992
_______________________________________________________________________________
(in thousands)

Deferred tax assets:
  Allowance for loan losses                                ($2,765)     ($1,872)
  Deferred compensation                                       (339)        (285)
  Other real estate owned                                     (107)        (104)
  Other                                                       (209)        (226)
                                                             -----        -----
                                                            (3,420)      (2,487)
Deferred tax liabilities:
  Premiums on securities                                       196          595
  Discounts on securities                                       25           32
  Unrealized security appreciation                             644            0
  Accrued interest income                                       98            0
  Premises and equipment                                       907          901
  Other                                                        197          177
                                                             -----        -----
                                                             2,067        1,705
                                                             -----        -----
Net deferred tax assets                                    ($1,353)       ($782)
                                                             =====        =====

Deferred tax assets have not been reduced by a valuation allowance since based on the weight of available evidence, management believes it is more likely than not that all of the deferred tax assets will be realized.

Neither current or deferred taxes have been provided for approximately $2.6 million of income at December 31, 1993 and 1992 which represents allocations for bad debt deductions for tax purposes only. If the amounts that qualify for federal income tax purposes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income tax at the then current corporate rate.

13.  SUPPLEMENTAL INCOME STATEMENT INFORMATION
Details of noninterest income and noninterest expense are as follows:

Year Ended December 31,                          1993         1992         1991
_______________________________________________________________________________
(in thousands)

Noninterest Income
Service charges on deposits                    $3,033       $2,651       $2,128
Net securities gains                               41          593           25
Trust department fees                           1,186        1,078          762
Insurance commissions                             285          262          360
Other income                                    1,096          982          494
                                                -----        -----        -----
                                               $5,641       $5,566       $3,769
                                                =====        =====        =====


Year Ended December 31,                          1993         1992         1991
_______________________________________________________________________________
(in thousands)

Noninterest Expense
Salaries                                      $10,099       $8,595       $6,603
Employee benefits                               1,948        1,816        1,275
Occupancy expense                               1,299        1,244          985
Equipment expense                               1,300        1,053          844
FDIC insurance expense                          1,877        1,711        1,279
Data processing expense                         1,682        1,448        1,186
Bankshare taxes                                 1,091          861          627
Goodwill amortization                             830          565           34
Other expense                                   5,702        5,333        3,303
                                               ------       ------       ------
                                              $25,828      $22,626      $16,136
                                               ======       ======       ======

14.  PARENT COMPANY FINANCIAL INFORMATION
Following are condensed balance sheets of Peoples First Corporation (parent company only) as of December 31, 1993 and 1992, and the related condensed statements of income and cash flows for the years ended 1993, 1992 and 1991:

Condensed Balance Sheets
December 31,                                     1993         1992
__________________________________________________________________
(in thousands)

Assets
Cash in subsidiary bank                          $956         $535
Investment in subsidiaries                    100,658       92,633
Cost in excess of net
  assets acquired                                 202          225
Other assets                                      558          495
                                              -------      -------
                                             $102,374      $93,888
                                              =======      =======
Liabilities and Stockholders' Equity
Liabilities
Notes payable                                  $9,589      $12,102
Other liabilities                                 317          352
                                              -------      -------
  Total liabilities                             9,906       12,454

Stockholders' equity
Common stock                                    5,539        5,501
Surplus                                        30,851       29,704
Retained earnings                              54,990       46,432
Unrealized appreciation of securities held
  for sale, net of deferred income tax          1,246           --
Debt on ESOP shares                              (158)        (203)
                                              -------      -------
                                               92,468       81,434
                                              -------      -------
                                             $102,374      $93,888
                                              =======      =======

Common shares issued and outstanding            7,090        7,042

Condensed Statements of Income
Year Ended December 31,                          1993         1992         1991
_______________________________________________________________________________
(in thousands)

Income
Dividends from subsidiaries                    $5,753       $3,520       $2,191
Other income                                        7           84           83
                                               ------       ------       ------
                                                5,760        3,604        2,274
Expense
Salaries and employee benefits                      0          127          134
Interest expense                                  745          578            5
Legal and accounting fees                         335          140          159
Other expense                                     450          596          219
                                               ------       ------       ------
                                                1,530        1,441          517
                                               ------       ------       ------
Income before income taxes
  and equity in undistributed
  income from subsidiaries                      4,230        2,163        1,757
Income tax benefit                                434          429          134
Income before equity in                        ------       ------       ------
  undistributed income
  of subsidiaries                               4,664        2,592        1,891
Equity in undistributed
  income of subsidiaries                        6,627        6,270        5,203
                                               ------       ------       ------
Net Income                                    $11,291       $8,862       $7,094
                                               ======       ======       ======

Condensed Statement of Cash Flows
Year Ended December 31,                          1993         1992         1991
_______________________________________________________________________________
(in thousands)

Operating Activities
Net income                                    $11,291       $8,862       $7,094
Adjustments to reconcile income to net
  cash provided by operating activities
    Equity in undistributed
     income of subsidiaries                    (6,627)      (6,270)      (5,203)
  Amortization and other, net                     (16)        (149)         229
Net cash provided by                            -----        -----        -----
  operating activities                          4,648        2,443        2,120

Investing Activities
Cash paid for acquisition of subsidiary,
  net of dividend received                         --       (3,914)          --
                                                -----        -----    ---------
Net cash used by investing activities              --       (3,914)          --

Financing Activities
Proceeds from notes payable                     6,200        2,700           --
Repayments of notes payable                    (8,713)        (623)          --
Issuance of common stock                          299          386          142
Cash dividends paid                            (2,013)      (1,633)      (1,208)
Net cash provided (used)                        -----        -----        -----
  by financing activities                      (4,227)         830       (1,066)

Net Increase (Decrease) in Cash                   421         (641)       1,054
  and Cash Equivalents
Cash and Cash Equivalents at
  Beginning of Year                               535        1,176          122
                                                -----        -----        -----
Cash and Cash Equivalents at End of
Year                                             $956         $535       $1,176
                                                =====        =====        =====

Supplemental Disclosures
Cash paid for interest expense                   $716         $551           $0
Cash received for income taxes                   (365)        (338)        (351)

Noncash Investing and Financing Activities
Dividends reinvested                              439          347          271
Notes payable issued in purchase
  acquisition of subsidiary                        --       10,025           --
Common stock issued in purchase
  acquisition of subsidiary                        --       18,258           --

15.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
In December, 1991, Financial Accounting Standard (FAS) No. 107, "Disclosures about Fair Value of Financial Instruments" was issued. This standard requires that the Company disclose the fair value of financial instruments for both on and off-balance sheet assets and liabilities for which it is practicable to estimate that value. Where readily available, quoted market prices were util-ized by the Company. If quoted market prices were not available, fair values were based on estimates using present value and other valuation techniques. These techniques were significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The calculated fair value estimates, therefore, cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented are not intended to represent the underlying value of the Company.

The following methods and assumptions were used in estimating the fair value for financial instruments.

CASH, DUE FROM BANKS, ACCRUED INTEREST RECEIVABLE, FEDERAL FUNDS SOLD, FEDERAL FUNDS PURCHASED AND ACCRUED INTEREST PAYABLE
The carrying amount reported for cash, due from banks, accrued interest receiv-able, Federal funds sold, Federal funds purchased and accrued interest payable approximates the fair value for those assets and liabilities.

DEBT SECURITIES
For both securities held for sale and investment, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not avialable, fair value is estimated using quoted prices for similar securities.

LOANS RECEIVABLE
Loan balances were assigned fair values based on a discounted cash flow analysis. The discount rate was based on the treasury yield curve, with rate adjustments for credit risk, liquidity, sevicing costs and the prepayment uncertainty.

DEPOSIT LIABILITIES AND REPURCHASE AGREEMENTS
The fair value for demand deposits, any interest bearing deposit with no fixed maturity date or short-term repurchase agreement liabilities was considered to be equal to the amount payable on demand or maturity date at the reporting date. Time deposits and repurchase agreement liabilities other than short-term, were assigned fair values based on a discounted cash flow analysis using discount rates which approximate interest rates currently being offered on liabilities with comparable maturities.

NOTES PAYABLE
Long-term debt was fair valued using discounted cash flow analysis with a discount rate based on current incremental borrowing rates for similar types of arrangements.

UNRECOGNIZED FINANCIAL INSTRUMENTS
No fair value of loan commitments is presented since the Company does not generally collect fees for loan commitments. The fair value of guarantees and letters of credit is based on equivalent fees that would be charged for similar agreements and is less than $10,000 for 1993 and 1992.

The book values and estimated fair values for financial instruments as of December 31, 1993 and 1992 are reflected below.

Financial Instruments
December 31, 1993                                       Book value   Fair value
_______________________________________________________________________________
(in thousands)

Financial Assets
Cash and due from banks                                    $34,655      $34,655
Federal funds sold                                           2,100        2,100
Securities held for sale                                    67,431       67,431
Investment securities                                      246,096      255,606
Loans, net                                                 626,407      629,702
Accrued interest receivable                                  7,455        7,455

Financial Liabilities
Deposits                                                   873,533      879,476
Repurchase agreements                                       19,705       19,705
Federal funds purchased                                     12,600       12,600
Notes payable                                                9,747        9,771
Accrued interest payable                                     3,507        3,507


Financial Instruments
December 31, 1992                                       Book value   Fair value
_______________________________________________________________________________
(in thousands)

Financial Assets
Cash and due from banks                                    $37,952      $37,952
Federal funds sold                                          13,750       13,750
Securities held for sale                                    41,859       41,957
Investment securities                                      290,384      298,964
Loans, net                                                 556,560      565,050
Accrued interest receivable                                  8,703        8,703

Financial Liabilities
Deposits                                                   860,076      867,243
Repurchase agreements                                       19,534       19,534
Notes payable                                               12,320       12,373
Accrued interest payable                                     3,921        3,921

SIGNATURE
_______________________________________________________________________________

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on August 1, 1994.

                                        PEOPLES FIRST CORPORATION

                                        By: /s/ Allan B. Kleet

                                        Allan B. Kleet
                                        Principal Financial Officer

INDEX TO EXHIBITS                                                          Page
_______________________________________________________________________________

(23.1) Consent of KPMG Peat Marwick                                        34